Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Callidus Software, Inc.:
We consent to the incorporation by reference in the registration statement (Nos. 333-190475, 333-189416, 333-183164, 333-176120, 333-168643, 333-161162, 333-152933, 333-145010, 333-138721, 333-127698, 333-117542, and 333-110757) on Form S-8 of Callidus Software, Inc. of our report dated March 10, 2014, with respect to the consolidated balance sheets of Callidus Software, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive loss, stockholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10‑K of Callidus Software, Inc. and subsidiaries.

/s/ KPMG LLP
Santa Clara, California
March 10, 2014